AGREEMENT

                                       AND

                                 PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (hereinafter sometimes referred to as the "Agreement"), made and entered into as of the 16th day of December, 1997, by and between One Valley Bancorp, Inc. ("One Valley") and FFVA Financial Corporation ("FFVA Financial").


                                   WITNESSETH:

                                    RECITALS

         A. One Valley is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia.

         B. FFVA Financial is a Virginia corporation duly organized and validly existing under the laws of the State of Virginia.

         C. The Boards of Directors of FFVA Financial and of One Valley have each approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted for shareholder approval.

         D. As a condition and inducement to One Valley's willingness to enter into this Agreement, immediately after the execution and delivery of this Agreement, One Valley and

FFVA Financial will enter into a Stock Option Agreement, dated as of the date hereof (the "Option Agreement"), in the form attached hereto as Exhibit A, pursuant to which FFVA Financial will grant to One Valley an option to purchase authorized but unissued shares of FFVA Financial's common stock, par value $.10 per share, upon the terms and conditions therein contained.

         E. One Valley and FFVA Financial intend, and it is a condition hereof, that the Merger (as defined below) constitute a tax-free reorganization.



                                    AGREEMENT

         Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:


                                    SECTION 1
                               THE PLAN OF MERGER

         1.1 The Merger. On the Closing Date, FFVA Financial shall merge with and into One Valley, under the Articles of Incorporation of One Valley (the "Merger"). One Valley shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

         1.2 Effects of Merger. On the Closing Date, the corporate name and existence of FFVA Financial shall cease and all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall pass to and vest in One Valley as the Surviving Corporation without any conveyance or transfer, and One Valley as the Surviving Corporation shall continue to be governed by the laws of the State of West Virginia and shall also succeed to all rights, assets, liabilities and obligations of FFVA Financial in accordance with the West Virginia Corporation Act. Upon the Closing Date of the Merger, the separate existence and corporate organization of FFVA Financial shall cease.

                                    SECTION 2
                       ARTICLES OF INCORPORATION; BYLAWS;
                         BOARD OF DIRECTORS AND OFFICERS

         2.1 Articles of Incorporation. The Articles of Incorporation of One Valley shall continue unchanged as the Articles of Incorporation of One Valley as the Surviving Corporation. From and after the Closing Date, said Articles of Incorporation, as the same may be amended from time to time as provided by law, shall be the Articles of Incorporation of the Surviving Corporation.

         2.2 Bylaws. The Bylaws of One Valley as in effect on the Closing Date shall continue as the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, its Articles of Incorporation, or said Bylaws.

         2.3 Directors and Officers. Except as provided in Section 11.3, the directors and officers of One Valley on the Closing Date shall continue as the directors and officers of the Surviving Corporation and shall hold office as prescribed in the Bylaws of the Surviving Corporation and applicable law until their successors shall have been elected and shall qualify.

                                    SECTION 3
                        CONVERSION OF SHARES AND OPTIONS

         3.1 Conversion of Shares. On the Closing Date:

         (a) All issued and outstanding shares of common stock of One Valley shall remain issued and outstanding.

         (b) Each share of common stock of FFVA Financial then issued and outstanding, excluding any shares held in the treasury of FFVA Financial shall be converted by the Merger into 1.05 (one and five hundredths) shares of common stock of One Valley ("Fixed Exchange Ratio"). Each person who, but for the provisions of this Section 3.1 (b), would be entitled to a fractional share interest in the common stock of One Valley as a result of the conversion, upon surrender of certificates theretofore representing shares of common stock of FFVA Financial, shall receive in lieu thereof an amount in cash equal to such fraction multiplied by the closing price for the common stock of One Valley reported on the New York Stock Exchange on the business day immediately prior to the Closing Date. Shares of One Valley common stock shall be issued with associated rights pursuant to the terms of its Shareholder Protection Rights Agreement, dated as of October 18, 1995, between One Valley Bancorp, Inc., and One Valley Bank, National Association (as rights agent).

         (c) Shareholders of One Valley asserting dissenters' rights under the laws of the State of West Virginia shall have their rights determined pursuant to W. Va. Code ss.ss.31-1-122 and 123 and shall be entitled to cash payment pursuant to the terms and provisions of said law with funds to be provided by One Valley.

         (d) From and after the Closing Date, the holders of the certificates representing common stock of FFVA Financial shall cease to have any rights with respect to such shares and their sole right shall be to receive cash and common stock of One Valley as herein provided.

         (e) If One Valley shall, at any time prior to the Closing Date, (i) issue a dividend in shares of One Valley common stock, (ii) combine the outstanding shares of One Valley common stock into a smaller number of shares,
(iii) subdivide the outstanding shares of One Valley common stock, or (iv) reclassify the shares of One Valley common stock, then, in any such event, the Fixed Exchange Ratio (as set forth in Section 3.1(b) hereof) shall be adjusted by multiplying the Fixed Exchange Ratio by a fraction the numerator of which is equal to the number of shares of One Valley common stock outstanding immediately after the happening of such event and the denominator of which is equal to the number of shares of One Valley common stock outstanding immediately prior to the happening of such event.

         3.2 Exchange of Certificates. As soon as practicable after the Closing Date, the certificates representing the outstanding shares of FFVA Financial shall be surrendered to Harris Trust and Savings Bank, or to such other entity as One Valley may direct, as agent ("Exchange Agent") for One Valley and, upon such surrender, the Exchange Agent shall issue and deliver in substitution therefore, certificates representing the number of shares of common stock of One Valley into which such surrendered shares have been converted as hereinbefore provided, and cash in lieu of fractional shares (without interest). Certificates representing shares of FFVA Financial which are not surrendered shall be deemed for all purposes to evidence the ownership of the number of shares of common stock of One Valley into which said shares of FFVA Financial shall have been converted as hereinbefore set forth and the right to receive cash in the amount determined pursuant to Section 3.1; provided, however, that One Valley will not distribute to the holder of an unsurrendered certificate for common stock of FFVA Financial dividends declared with respect to common stock of One Valley until such owner shall surrender such certificate, at which time the holder thereof shall be paid the amount of the dividends having a record date on or after the Closing Date theretofore declared with respect to common stock without interest. All such dividends unclaimed at the end of one year from the Closing Date shall be repaid by the Exchange Agent to One Valley, and thereafter the holders of such outstanding certificates shall look, subject to applicable escheat, unclaimed funds and other laws, as general creditors only to One Valley for payment thereof.

         3.3 Closing of Stock Transfer Books. At the close of business on the business day immediately preceding the Closing Date, the stock transfer books of FFVA Financial shall be deemed closed, and no shares of common stock of FFVA Financial shall thereafter be transferred.

         3.4 Conversion of Options. At the Closing Date, each option granted by FFVA Financial to purchase shares of its common stock pursuant to the "FFVA Financial Corporation 1994 Stock Option Plan" (the "Stock Option Plan"), which is outstanding and unexercised immediately prior thereto, shall be converted into an option to purchase shares of One Valley's common stock on the same terms and conditions as are in effect immediately prior to the Merger as adjusted as set forth below. Each such option that is converted shall be converted into an option to purchase such number of shares of One Valley's common stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option):

         (a) the number of shares of One Valley's common stock to be subject to the new option shall be equal to 1.05 times the number of shares of FFVA Financial's common stock subject to the original option, rounded, if necessary, up to the nearest whole share; and

         (b) the exercise price per share of One Valley's common stock under the new option shall be equal to the exercise price per share of FFVA Financial's common stock under the original option divided by 1.05, rounded, if necessary, up to the nearest cent. The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be effected in a manner consistent with Section 424
(a) of the Internal Revenue Code.

         FFVA shall take, or shall cause to be taken, all appropriate action pursuant to the Stock Option Plan prior to the Closing Date to provide for the conversion of options provided in this Section. One Valley will register the shares to be issued pursuant to the Stock Option Plan in the Registration Statement to be filed pursuant to Section 5.11 of this Agreement, and after the Closing Date will take such other steps, including the filing of a Form S-8, as may be necessary or appropriate.

                                    SECTION 4
                         REPRESENTATIONS, WARRANTIES AND
                           COVENANTS OF FFVA FINANCIAL

         Except as set forth in the disclosure schedule to be delivered by FFVA Financial to One Valley on or before 30 days from the date of this Agreement (the "Disclosure Schedule"), FFVA Financial represents and warrants to and covenants with One Valley that:

         4.1 Organization and Qualification of FFVA Financial and its Subsidiary. FFVA Financial is duly organized, validly existing and in good standing as a corporation under the laws of the State of Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. FFVA Financial is qualified to do business in each jurisdiction in which such qualification is required. FFVA Financial owns 100% of the issued and outstanding shares of stock of First Federal Savings Bank of Lynchburg (the "Bank" or the "Subsidiary"), free and clear of all liens, claims and encumbrances. The Bank is duly organized, validly existing and in good standing as a federal savings bank under the laws of the United States and has the corporate power to own all of its assets and to carry on its business as it is now being conducted. The issued and outstanding shares of stock of the Bank are all duly authorized, validly issued, fully paid and nonassessable. Except for its Subsidiary, FFVA Financial has no other direct or indirect subsidiaries, and does not own 5% or more of the shares of stock of any other corporation.

         4.2 Authorization of Agreement. The Board of Directors of FFVA Financial has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement and an amendment to Article 10 of the FFVA Financial Restated Articles of Incorporation ("Articles Amendment") by the shareholders of FFVA Financial and all appropriate regulatory authorities as provided in Virginia Stock Corporation Act (the "VSCA") and the Rules and Regulations of the Office of Thrift Supervision ("OTS"), FFVA Financial has the corporate power and is duly authorized to merge with One Valley pursuant to this Agreement, and upon its execution and delivery (and assuming due execution and delivery by One Valley) this Agreement is a valid and binding agreement of FFVA Financial enforceable in accordance with its terms.

         4.3 No Violation of Other Instruments. Subject to the receipt of the authorizations set forth in Section 4.2, the execution and delivery of this Agreement do not, and the consummation of the Merger in accordance with this Agreement will not, (i) violate any provisions of FFVA Financial's Restated Articles of Incorporation or Bylaws, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which either FFVA Financial or its Subsidiary is a party or by which any of them is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of FFVA Financial and its Subsidiary, taken as a whole, or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character by which FFVA Financial or its Subsidiary is bound, or (iv) enable any person to enjoin the transactions contemplated hereby. After the approval of this Agreement and the Articles Amendment by the shareholders of FFVA Financial, FFVA Financial will have taken all action required by law, the Restated Articles of Incorporation of FFVA Financial, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of FFVA Financial with One Valley pursuant to this Agreement and the consummation of the transactions contemplated hereby.

         4.4 Financial Statements. The consolidated balance sheets of FFVA Financial as of December 31, 1994, 1995 and 1996, and its statements of income and cash flows for each of the twelve month periods ended on such dates, heretofore delivered to One Valley, were prepared in accordance with generally accepted accounting principles consistently applied and those financial statements, as well as the unaudited balance sheet as of September 30, 1997, and the statement of income and cash flows for the nine-month period ended September 30, 1997, both of which have been delivered to One Valley, fairly present its financial condition and results of operations as of such date and for such period, subject to normal year-end audit adjustments.

         4.5 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties, results of operations or prospects of FFVA Financial or its Subsidiary, taken as a whole, since December 31, 1996.

         4.6 Form 10-K Annual Report and Other Reports. FFVA Financial's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1996, heretofore delivered to One Valley, does not contain, as of the date thereof, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Since January 1, 1995, FFVA Financial has filed with the Securities and Exchange Commission and the OTS all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. The Bank has filed with the OTS and the Federal Deposit Insurance Corporation all documents and reports required to be filed and such reports are accurate and complete in all material respects.

         4.7 No Actions, Etc. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of the executive officers or directors of FFVA Financial or its Subsidiary, threatened or contemplated against or relating to FFVA Financial or its Subsidiary or any of their properties which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or results of operations of FFVA Financial and its Subsidiary, taken as a whole, or the ability of FFVA Financial to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any such action or proceeding. Neither FFVA Financial nor its Subsidiary is transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or results of operations of FFVA Financial or its Subsidiary, taken as a whole, or the ability of FFVA Financial to consummate the transactions contemplated hereby.

         4.8 Capitalization. The authorized capital stock of FFVA Financial consists of (i) 11,500,000 shares of common stock, par value of $.10 per share, 4,523,885 of which as of the date hereof are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of preemptive rights, and (ii) 500,000 shares of preferred stock, par value of $.10 per share, none of which is issued. Other than stock options granted under all of the stock option plan listed in the Disclosure Schedule covering 603,862 shares of common stock of FFVA Financial (as listed thereon), there are no options, warrants, calls, reservations for issuance or commitments of any kind relating to, or securities convertible into, the common stock of FFVA Financial or its Subsidiary.

         4.9 Copies of All Contracts, Leases, Etc. FFVA Financial has furnished or made available or will promptly furnish or make available to One Valley true and complete copies of all material contracts, leases and other agreements to which FFVA Financial or its Subsidiary is a party or by which any of them is bound, and has listed on the Disclosure Schedule and will furnish to One Valley true and complete copies of all employment, pension, retirement, stock option, employee stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of FFVA Financial or its Subsidiary.

         4.10 Undisclosed Liabilities. Neither FFVA Financial nor its Subsidiary has any material liabilities other than those liabilities disclosed on or provided for in the balance sheet as of December 31, 1996, and liabilities incurred since such date in the ordinary course of business consistent with past practices.

         4.11 Title to Properties. FFVA Financial and its Subsidiary have good and marketable title to all their property and assets set forth in their balance sheets as of December 31, 1996, except property and assets sold or otherwise disposed of since December 31, 1996, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of their material leases are in full force and effect and neither FFVA Financial nor its Subsidiary is in default in any material respect thereunder.

         4.12 Proxy Statement. The information pertaining to FFVA Financial which has been or will be furnished by or on behalf of FFVA Financial or its management for inclusion in the Proxy Statement referred to in Section 10 and the Registration Statement referred to in Section 5.11 or any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         4.13 Good Faith. FFVA Financial shall use its reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

         4.14 Absence of Regulatory Actions. Neither FFVA Financial nor its Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal governmental authorities charged with the supervision or regulation of the operations of any of them nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         4.15 Employee Benefits.


         (a) For purposes of this Agreement the following definitions shall apply:

             1. "Employee Pension Benefit Plan" has the meaning as set forth in ERISA ss.3(2).

             2. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

             3. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             4. "Multiemployer Plan" shall mean a plan described in ss.3(37) and/or ss.4001(a)(3) of ERISA.

             5. "FFVA ESOP" shall mean the Bank's Employee Stock Ownership Plan.

             6. "FFVA Retirement Plan" shall mean the Financial Institutions Retirement Fund as adopted by the Bank.

             7. "FFVA Employee" means an employee of either FFVA Financial or the Bank.

             8. "Employee Benefit Plan(s)" means any one or more of the following in which a FFVA Employee is a participant in or benefits from as a result of his employment (whether current or past with either FFVA Financial or Bank): (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or
(c) any other deferred compensation plan, bonus plan, incentive, disability or group insurance plan, stock option plan, employee stock purchase plan, vacation plan, severance plan, sick leave plan or policy, holiday plan or policy, maternity leave or policy, or any other benefit plan, program, agreement (including employment and severance agreements), arrangements or commitments of any kind whether or not subject to the requirements of ERISA.

             9. "One Valley 401(k) Plan" shall mean the One Valley Bancorp of West Virginia, Inc., 401(k) Plan.

             10. "Code" means the Internal Revenue Code of 1986, as amended.

             11. "Control Group" shall mean a controlled group of corporations within the meaning of ss.414(b) of the Internal Revenue Code and entities under common control within the meaning of ss.414 (c) of the Internal Revenue Code.

         (b) Neither currently nor at any time during the preceding five calendar years has FFVA Financial, or any entity which was in the same Control Group with FFVA Financial at any time during such five-year period, or its Subsidiary contributed to or had any obligation to contribute to any Multiemployer Plan.

         (c) Neither currently nor in the past has FFVA Financial (i) had any employees (who were not also employees of the Bank), or (ii) had any direct obligation to fund or contribute to any Employee Benefit Plan.

         (d) Each Employee Benefit Plan will be listed in the Disclosure Schedule, and copies of such plans and accompanying Summary Plan Descriptions, if required, have been furnished to One Valley.

         (e) Each of the Employee Benefit Plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable State law (including without limitation State insurance law) and in accordance with its terms. Each of the FFVA Retirement Plan and the FFVA ESOP has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and FFVA Financial is not aware of any circumstances likely to result in revocation of such favorable determination letters. All reports required by any governmental agency with respect to each such Employee Benefit Plan has been timely and properly filed and to the extent required, furnished to the participants in such plan. Bank has paid all costs, benefits, premiums, contributions and any other amounts required or coming due in connection with the Employee Benefit Plans and no accumulated funding deficiency, as defined in ss.302(a)(2) of ERISA, exists with respect to any Employee Benefit Plan. To the best of its knowledge, neither FFVA Financial nor the Bank nor any fiduciary of any Employee Benefit Plan, has engaged in (i) a transaction that would subject FFVA Financial or the Bank to any tax, penalty or liability for prohibited transactions imposed by ERISA or by ss.4975 of the Code, or (ii) any transaction in violation of ss.406(a) or ss.406(b) of ERISA (for which no exemption exists under ss.408 of ERISA).

         (f) With the exception of Employee Pension Benefit Plans and except as set forth in the Disclosure Schedule, none of the benefits provided under any of the Employee Benefit Plans are vested, and the Bank retains full authority to terminate or amend any of the Employee Benefit Plans.

         (g) Each Employee Benefit Plan, other than the FFVA Retirement Plan, is either fully insured and all premiums have been timely paid or, if not fully insured, adequate reserves have been established on the books of the Bank in connection with such benefits, and all required contributions have been made to such plans.

         (h) With the exception of the FFVA Retirement Plan, no Employee Benefit Plan is subject to the provisions of Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FFVA Financial or its Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan', within the meaning of Section 4001 (a) (15) of ERISA, currently or formerly maintained by either of them, or the single-employer plan of any entity which is or was in the same Control Group as FFVA Financial. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for the FFVA Retirement Plan within the 12-month period ending on the date hereof.

         (i) FFVA Financial and the Bank represent and warrant that as of December 31, 1996, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001 (a) (16) of ERISA (as determined on the basis of the actuarial assumptions contained in the FFVA Retirement Plan's most recent actuarial valuation), did not exceed the then current value of the assets of the FFVA Retirement Plan. FFVA Financial and Bank further warrant and represent that they have taken no action since that date by amendment of that plan or otherwise, to increase the actuarially determined present value of the benefit liabilities of the FFVA Retirement Plan except with respect to changes in normal eligibility resulting from increased terms of service or compensation changes.

         (j) As of the Closing Date the FFVA Retirement Plan will be either (i) terminated, (ii) amended to cease all future benefit accruals, or (iii) merged into the One Valley Retirement Plan. The parties agree that the preferred option is merger of the FFVA Retirement Plan into the One Valley Retirement Plan, if the merger of the plans can be accomplished without increasing the total unfunded liability of the One Valley Retirement Plan (as to former FFVA Employees) in excess of such unfunded liability in the FFVA Retirement Plan as set forth in Section 4.15(i). The parties agree that at a minimum, participants in the FFVA Retirement Plan will be entitled to their vested accrued benefit under that plan as of the Closing Date plus such additional vested accrued benefit to which they shall be entitled to for years of service with the Bank subsequent to the Closing Date under the One Valley Retirement Plan.

         (k) There has not been any (i) termination of the FFVA Retirement Plan or (ii) the commencement of any proceeding to terminate such plan pursuant to ERISA, or otherwise, or (iii) written notice given to FFVA Financial or Bank of the intention to commence or seek the commencement of any such proceeding.

                  (l) Within 90 days following the Closing Date, the Bank shall cause the FFVA ESOP to be terminated in accordance with its provisions. It is understood that prior to the Closing Date, the Bank may make a final cash contribution equal to the maximum amount allowable without penalty pursuant to sections 404 and 415 of the Code with respect to the FFVA ESOP plan year ending on or before June 30, 1998; provided, however, that the final cash contribution shall not exceed the greater of the contributions made by the Bank for either the year

1996 or 1997. It is expressly warranted that such termination shall not result in any additional funding obligation, including but not limited to any obligation to pay off all stock obligations, to such ESOP and that sufficient shares of stock held in the FFVA ESOP's Unallocated Stock Fund will be sold pursuant to the provisions of the plan to fully pay off any stock obligation to the extent that prior Bank contributions and dividend income on unallocated stock are not sufficient to pay off such Stock Obligation as of the Closing Date. Thereafter, any remaining unallocated ESOP assets shall be allocated as trust earnings based upon account balances. Participants eligible to receive distributions from the FFVA ESOP upon its termination shall be given the opportunity to have such distribution transferred to the One Valley 401(k) Plan pursuant to the provisions of ss.401(a)(31) of ERISA. Notwithstanding the foregoing, FFVA Financial and the Bank shall make such amendments to the ESOP as deemed appropriate to effectuate the purposes of the FFVA ESOP Plan and this Section of the Agreement.

         (m) From and after Closing, One Valley shall authorize the Bank to adopt the One Valley 401(k) Plan and the One Valley Retirement Plan (collectively "OVB Qualified Plans"). In adopting the OVB Qualified Plans it is understood that such plans will recognize FFVA Employees years of employment with Bank only for purposes of eligibility to participate in and vest under such plans. It is specifically understood that FFVA Employees shall not be entitled to any past service for benefit accrual purposes under any Employee Pension Benefit Plans of One Valley, except that if the FFVA Retirement Plan and the One Valley Retirement Plan are merged pursuant to Section 4.15(j), and in connection with such merger it is decided that such past service can be granted without increasing the unfunded liability of the One Valley Retirement Plan in excess of such amount described in Section 4.15(j). It is further specifically understood that, notwithstanding any provision hereof to the contrary, FFVA Employees shall be employees at-will and that after the Closing Date, One Valley and/or the Bank may alter, amend, or terminate any of its benefit programs covering such employees.

         (n) Except as specifically provided elsewhere in this Agreement, Bank shall continue for the calendar years 1997 and 1998 those Employee Benefits Plans in existence as of the date of the execution of this Agreement and shall not adopt any other such plans nor otherwise amend such plans except as authorized by One Valley. Except as expressly provided for elsewhere in this Agreement, Bank shall terminate or amend each such plan effective December 31, 1998. Bank shall adopt and One Valley shall authorize such adoption effective January 1, 1999, of life, disability insurance, health, welfare, vacation and other fringe benefits (collectively "fringe benefit programs") of the types and in the amounts and at the contribution levels provided to other similarly situated employees of One Valley. In determining eligibility, benefit levels and required contributions under such fringe benefit programs all full time years of employment with Bank shall be counted and preexisting conditions shall be treated as such conditions were treated under any such predecessor plan.

         (o) Notwithstanding the limitation in (n) above it is understood that FFVA employees employed by the Bank as of the Closing Date shall (as long as they otherwise remain eligible under the terms of the Bank's vacation policy) be entitled to annual vacation and sick leave for 1998 and thereafter equal to the greater of (i) the number of days of vacation and sick leave to which they were entitled to in 1997 or (ii) such vacation and sick leave to which they are entitled to under Bank's policies then in effect.

         4.16 Labor Disputes. Neither FFVA Financial nor its Subsidiary is directly or indirectly involved in or to the knowledge of them threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect the financial condition, assets, businesses or results of operations of any of them. Neither FFVA Financial nor its Subsidiary is a party to, nor has ever been a party to, any collective bargaining agreement.

         4.17 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of FFVA Financial as of December 31, 1996, and shown on the unaudited balance sheet of FFVA Financial dated September 30, 1997, is adequate as of the dates thereof. The reserve for possible loan losses to be shown on the consolidated balance sheet of FFVA Financial as of December 31, 1997, and future periods, if any, will be adequate as of the dates thereof.

         4.18 Knowledge as to Conditions. As of the date hereof:

              (a) FFVA Financial knows of no reason relating to FFVA Financial why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1 (b) and 8.1 (c) should not be obtained in a timely manner and without the imposition of a condition of the type referred to in Section 8.1(g);

              (b) FFVA Financial and its Subsidiary are not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings which is anticipated to delay or precludes FFVA Financial or its Subsidiary from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the Community Reinvestment Act ("CRA"); and

              (c) Provided that shares of common stock of FFVA Financial held by FFVA Financial as authorized but unissued shares are reissued before the Closing Date pursuant to

Section 4.22 (i), FFVA Financial and its Subsidiary are not aware of any reason relating to FFVA Financial why the Merger will not be treated as a "pooling of interests" for accounting purposes.

         4.19 Taxes.

              (a) FFVA Financial and Subsidiary have each filed on a timely basis all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which each of them is required to file, and each has paid all taxes shown to be due on such returns and, in the opinion of its respective Chief Executive and Financial Officers, has adequately reserved for all current taxes;

              (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against FFVA Financial or Subsidiary, or, to the knowledge of either of them, threatening to assert against any of them, any deficiency or claim for additional taxes, interest or penalty;

              (c) There is no pending, or to the knowledge of FFVA Financial or its Subsidiary, threatened examination of the Federal Income Tax Returns of FFVA Financial or its Subsidiary and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in Section 6501(a) of the Internal Revenue Code, no tax year of FFVA Financial or its Subsidiary remains open to the assessment and collection of additional Federal Income Taxes; and

              (d) There is no pending or, to the knowledge of FFVA Financial or Subsidiary, threatened examination of State Tax (the "Virginia Taxes") returns of FFVA

Financial or any of its Subsidiary and, except for tax years still subject to the assessment and collection of additional Virginia Taxes under the applicable statutes of limitations, no tax year of FFVA Financial or its Subsidiary remains open to the assessment and collection of additional taxes.

         4.20 Absence of Certain Changes. Since December 31, 1996:

              (a) There has not been any damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of FFVA Financial or its Subsidiary;

              (b) Except in the ordinary course of business, neither FFVA Financial nor its Subsidiary has disposed of, or agreed to dispose of, any of its material properties or assets, nor has any of them leased to others, or agreed to so lease, any of such material properties or assets;

              (c) Except for the exercise of stock options there has not been any change in the authorized, issued or outstanding capital stock of FFVA Financial or its Subsidiary, except as provided for in this Agreement, or any material change in the outstanding debt of FFVA Financial or its Subsidiary, other than changes due to payments in accordance with the terms of such debt and FHLB advances and reverse repurchase agreements to meet funding needs of the Bank in the ordinary course of business;

              (d) No change has occurred in the personnel who are key personnel with respect to the operations of FFVA Financial or Subsidiary, nor has there been any increase in the compensation or fees payable by either FFVA Financial or its Subsidiary to their directors or officers other than increases in the ordinary course of business in accordance with the personnel policies of FFVA Financial or its Subsidiary, or any material increase in any bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement for or with any of such directors or officers;

         (e) Neither FFVA Financial nor its Subsidiary has made any material loan or advance other than in the ordinary course of business;

         (f) Neither FFVA Financial nor its Subsidiary has made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material;

         (g) Neither FFVA Financial nor its Subsidiary has entered into any other material transaction, contract or lease or incurred any other material obligation or liability;

         (h) The Bank has not incurred any unusual or extraordinary loan losses;

         (i) There has not been any other event, condition or development of any kind which materially and adversely affects the assets, financial condition or results of operations of FFVA Financial and its Subsidiary, taken as a whole, and neither FFVA Financial nor its Subsidiary has knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or operations of FFVA Financial and its Subsidiary, taken as a whole; and

         (j) FFVA Financial and its Subsidiary are, and have been, in substantial compliance with all environmental laws and regulations, and there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, or, to the knowledge of FFVA Financial or its Subsidiary, threatened, before any court, governmental agency or board or other forum against FFVA Financial or its Subsidiary for alleged noncompliance with, or liability under, any environmental law or relating to the release into the environment of any hazardous material or oil.

         4.21 Negative Covenants. Except as otherwise expressly contemplated hereby, between the date hereof and the Closing Date, or the time when this Agreement terminates as provided herein, neither FFVA Financial nor its Subsidiary, respectively, will, without the prior written consent of One Valley, which consent shall not be unreasonably withheld:

              (a) Make any change in its authorized capital stock or corporate structure;

              (b) Issue any shares of its capital stock, securities convertible into its common stock or any long-term debt securities of FFVA Financial or its Subsidiary, other than shares of capital stock issued pursuant to the exercise of outstanding stock options granted prior to the date of this Agreement under the Stock Option Plan; provided, however, that FFVA Financial shall, following approval of the Merger by its shareholders and receipt of all requisite regulatory approvals, issue shares of its common stock held as authorized but unissued shares, which issuance is necessary in order that the Merger be treated as a "pooling of interests" for accounting purposes pursuant to Section 4.22
(i);

              (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock or preferred stock;

              (d) Declare or pay any dividends or other distributions on any shares of common stock, except a cash dividend in an amount not to exceed fifteen cents ($.15) per share per quarter, in accordance with past practice, for each quarter prior to the Closing Date, to be paid on or before the Closing Date;

         (e) Purchase, redeem or otherwise acquire, or agree to purchase, redeem or acquire, for consideration any shares of its capital stock, securities convertible into its common stock or any long-term debt securities of FFVA Financial or its Subsidiary;

         (f) Enter into or amend (except as otherwise specifically contemplated by this Agreement or disclosed in the Disclosure Schedule) any Employee Benefit Plan, consultant, or similar plan in respect of any of its directors, officers or other employees or increase its contribution to any Employee Benefit Plan;

         (g) Take any action materially and adversely affecting the transactions contemplated hereby or this Agreement or the financial condition, businesses, properties or results of operations of FFVA Financial and its Subsidiary, taken as a whole;

         (h) Acquire any other company or acquire any branch or deposits or, other than in the ordinary course of business, any assets of any other company;

         (i) Mortgage, pledge or subject to a lien or any other encumbrance any of its assets, dispose of any of its assets, incur or cancel any debts or claims or take any other action not in the ordinary course of its business as heretofore conducted;

         (j) Except as may be necessary to comply with this Agreement, amend its Restated Articles of Incorporation or Bylaws;

         (k) Sell, pledge or otherwise dispose of or encumber any of its stock, or any of the stock of its Subsidiary or change the capital structure of any of them;

         (l) Sell any securities from its investment portfolio, except in the ordinary course of business;

         (m) Increase the compensation of or pay any benefit to any director, officer or employee during or for the calendar years 1997 or 1998 other than in the ordinary course of business and, in any event, in the aggregate not in excess of 5% of the total salary expense of the Bank; or

         (n) Enter into any agreement to do any of the foregoing.

         4.22 Additional Covenants. Except as otherwise contemplated by this Agreement, FFVA Financial covenants and agrees:

         (a) That, subsequent to the date of this Agreement and prior to the Closing Date, it will operate its business and the businesses of its Subsidiary only in the normal course and in a normal manner consistent with past practices;

         (b) That it will take no action which would adversely affect or delay the ability of One Valley, FFVA Financial or its Subsidiary to obtain any necessary approvals, consents or waivers of any governmental authority required for the transaction contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement;

         (c) That immediately upon the execution of this Agreement it will direct its accountants and attorneys to give One Valley access, upon reasonable notice, to all relevant and material information, documents and working papers pertaining to FFVA Financial and Subsidiary that it may reasonably request;

         (d) That it will use its reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and cooperate fully with the other parties to that end;

         (e) That neither FFVA Financial nor its directors, officers or representatives or agents will, directly or indirectly, take any action to solicit, support or encourage any offer or proposal from any other person to acquire FFVA Financial or its assets, or shares of its common stock, or of its Subsidiary, or engage in negotiations with or provide information to such person with respect to such offer or proposal; provided, however that FFVA Financial may engage in negotiations or provide information if the Board of Directors of FFVA Financial concludes after receipt of legal advice from its counsel, that their fiduciary duties to the shareholders of FFVA Financial so require; provided further, however, in the case of any action pursuant to the immediately preceeding proviso regarding the specific terms and structure of a possible Acquisition Transaction (as hereinafter defined) (but excluding actions taken to determine whether an unsolicited offer by a third party is a bona fide offer), One Valley may, in its sole discretion, terminate this Agreement at any time before the Closing Date. FFVA Financial will immediately notify One Valley if any such negotiations occur, if such information is provided, or if such offer or proposal is made, and will keep One Valley informed of any such negotiations, offers, proposals, or transactions. Nothing contained in this Section 4.22 (e) shall prohibit the

Board of Directors of FFVA Financial from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934;

         (f) That it will promptly advise One Valley of any material adverse change in the financial condition, assets, businesses, results of operations or prospects of FFVA Financial or its Subsidiary, and any material breach of any representation, warranty, covenant or agreement made by FFVA Financial or its Subsidiary in this Agreement known to FFVA Financial;

         (g) That it will maintain in full force and effect adequate fire, casualty, public liability, employer fidelity and other insurance coverage in accordance with prudent practices to protect FFVA Financial and Subsidiary against losses for which insurance can reasonably be obtained;

         (h) That it will consult with One Valley as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the reasonable consent of One Valley;

         (i) That it will issue approximately 750,000 shares of its common stock held as authorized but unissued shares, or such other amount as the parties may agree, at such time as is necessary in order that the Merger be treated as a "pooling of interests" for accounting purposes, and shall take no action which would have the effect of precluding treatment of the Merger as a "pooling of interests" for accounting purposes, and will cooperate fully with One Valley to assure that the Merger can be treated as a "pooling of interests" for accounting purposes;

         (j) That it will immediately after the execution of this Agreement enter into the Option Agreement with One Valley granting to One Valley the right to purchase a specified number of shares of common stock of FFVA Financial under certain specified conditions;

         (k) That it will enforce its rights under, and the provisions of, all confidentiality agreements it has or may have with third parties; and

         (l) That it will take, in accordance with applicable law or NASDAQ rules and its Restated Articles of Incorporation and Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement, the Articles Amendment, and any other matters required to be approved by its shareholders for consummation of the Merger (including any adjournment or postponement) as promptly as practicable after the registration statement is declared effective. Except to the extent that its Board of Directors concludes after receipt of legal advice from its counsel that its fiduciary duties require otherwise, its Board of Directors shall recommend such approval and it shall take all reasonable, lawful action to solicit such approval by its shareholders.

         4.23. Dissenters' Rights. The shareholders of FFVA Financial do not have dissenters' rights pursuant to Virginia Code ss. 13.1 - 730.c.

         4.24 Takeover Law FFVA Financial has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover

Laws"), including, without limitation, the Commonwealth of Virginia, and including, without limitation, Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of FFVA Financial's disinterested directors approved such transactions for such purposes prior to any "determination date" with respect to One Valley) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA.


                                    SECTION 5
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                                  OF ONE VALLEY

One Valley represents and warrants to and covenants with FFVA Financial that:

         5.1 Organization and Qualification of One Valley. One Valley is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Each of the banking subsidiary companies owned by One Valley is duly organized, validly existing and in good standing as either a state banking corporation under the laws of West Virginia or a national bank under the laws of the United States and each has the corporate power to own all of its assets and to carry on its business as it is now being conducted. One Valley is duly registered as a bank holding company with the Board of Governors of the Federal Reserve. One Valley owns directly or indirectly 100% of the issued and outstanding capital sock of each of its Significant Subsidiaries (as defined in Regulation S-X), free and clear of all liens, claims and encumbrances.

         5.2 Authorization of Agreement. The Board of Directors of One Valley has authorized the execution of this

Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of One Valley and all appropriate regulatory authorities, One Valley has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery (and assuming due execution and delivery by FFVA Financial) this Agreement is a valid and binding agreement of One Valley enforceable in accordance with its terms.

         5.3 No Violation of Other Instruments. Subject to the receipt of the authorizations set forth in Section 5.2, the execution and delivery of this Agreement do not, and the consummation of the Merger will not, (i) violate any provision of the Articles of Incorporation or Bylaws of One Valley, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which One Valley or any of its subsidiaries is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of One Valley and its subsidiaries, taken as a whole, or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character to which One Valley or any of its Subsidiaries is subject, or (iv) enable any person to enjoin the transactions contemplated hereby. After approval of this Agreement by the shareholders of One Valley, by the Board of Governors of the Federal Reserve, the West Virginia Board of Banking and Financial Institutions, and the State Corporation Commission of the Commonwealth of Virginia, One Valley will have taken all action required by law and its Articles of Incorporation and Bylaws necessary to authorize the execution and delivery of this Agreement and to authorize the Merger of FFVA Financial with One Valley and the consummation of the transactions contemplated hereby.

         5.4 Regulatory Approvals. Prior to the Closing Date, One Valley, separately and jointly with FFVA Financial, shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain: (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, the State Corporation Commission of the Commonwealth of Virginia, and the West Virginia Board of Banking and Financial Institutions; and (ii) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by One Valley and FFVA Financial to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein.

         5.5 Financial Statements. One Valley's consolidated balance sheets as of December 31, 1994, 1995 and 1996, and its statement of income for each of the twelve months ended on such dates, heretofore delivered to FFVA Financial, were prepared in accordance with generally accepted accounting principles consistently applied and those financial statements, as well as the unaudited balance sheet as of September 30, 1997, and the statement of income for the nine-month period ended September 30, 1997, fairly present its financial condition and results of operations as of such respective dates and for such respective periods, subject to normal year-end audit adjustments.

         5.6 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties or results of operations of One Valley and its subsidiaries, taken as a whole, since December 31, 1996.

         5.7 Form 10-K Annual Report and Other Reports. One Valley's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996, heretofore delivered to FFVA Financial, does not contain, as of the date thereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Since January 1, 1994, One Valley has filed with the Securities and Exchange Commission all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

         5.8 No Actions, Etc. There are no actions, proceedings or investigations pending or, to the knowledge of the executive officers or directors of One Valley, threatened or contemplated against or relating to One Valley or any of its subsidiaries or any of its properties, which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or operations of One Valley and its subsidiaries, taken as a whole, or the ability of One Valley to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any action or proceeding. Neither One Valley, nor any of its subsidiaries, is transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or operations of One Valley and its subsidiaries, taken as a whole, or the ability of One Valley to consummate the transactions contemplated hereby.

         5.9 Capitalization. As of the date hereof, the authorized capital stock of One Valley consists of (i) Forty Million shares of common stock, par value of $10 per share, of which 27,172,342 are, as of December 9, 1997, issued and outstanding and are fully paid and nonassessable, and (ii) One Million shares of preferred stock, par value of $10 per share, none of which is issued.


         5.10 Good Faith. One Valley shall use its reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end, including obtaining the approval of the New York Stock Exchange ("NYSE") for the listing of the One Valley common stock issuable hereunder, subject to official notice of issuance.

         5.11 Registration. One Valley will cause a Registration Statement (or other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission, appropriate agencies regulating securities, and other governmental agencies having jurisdiction, with respect to the securities to be issued in conjunction with the Merger. The information pertaining to One Valley which will appear in the Registration Statement and Proxy Statement will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.12 Copies of Public Information One Valley has made or will make available for review by FFVA Financial all information publicly available concerning One Valley and all pension, retirement, thrift, group insurance or similar plans with respect to any of the directors, officers or other employees of One Valley or its subsidiaries.

         5.13 Undisclosed Liabilities; Taxes. One Valley has no material liabilities other than those liabilities disclosed on or provided for in its balance sheet as of December 31, 1996, and liabilities incurred since such date in the ordinary course of business. One Valley has paid all federal, state and local taxes now due and payable and there are no material tax items now in dispute or anticipated to be disputed.

         5.14 Title to Properties. One Valley has good and marketable title to all its property and assets set forth on its balance sheet as of December 31, 1996, except property and assets sold or otherwise disposed of since December 31, 1996, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits, and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of its leases are in full force and effect and One Valley is not in default thereunder.

         5.15 Absence of Regulatory Actions. Neither One Valley nor any of its banking subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of the operations of any of them nor has it been advised by any such government authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         5.16 Labor Disputes. One Valley is not directly or indirectly involved in or threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect its financial condition, assets, businesses or results of operations.

         5.17 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of One Valley as of December 31, 1996, and shown on the unaudited balance sheet of One Valley dated September 30, 1997, is adequate as of the dates thereof. The reserve for possible loan losses to be shown on the consolidated balance sheet of One Valley as of December 31, 1997, and future periods, if any, will be adequate as of the dates thereof.

         5.18 Knowledge as to Conditions. As of the date hereof, One Valley knows of no reason relating to One Valley why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1 (b) and 8.1 (c) should not be obtained in a timely manner; One Valley and One Valley Subsidiaries are not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings which is anticipated to delay or precludes One Valley or any of One Valley Subsidiaries from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the Community Reinvestment Act ("CRA").

         5.19 Other Transactions. One Valley has had, and will continue to have, negotiations for the acquisition of other organizations. Nothing contained herein shall in any manner limit the ability of One Valley to acquire additional banking institutions or other corporations or entities, either before or after the Closing Date, for such consideration (cash, notes, common or preferred stock) and upon such terms and conditions as One Valley deems appropriate. Notwithstanding the foregoing, One Valley will not, and will cause its subsidiaries to not, make or agree to make any acquisition or take any action that materially adversely affects its ability to consummate the transaction contemplated hereby in a reasonably timely manner.

         5.20 Press Release. One Valley will consult with FFVA Financial as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the consent of FFVA Financial.

         5.21 Indemnification. One Valley shall indemnify, and advance expenses (including legal fees and expenses) in matters that may be subject to indemnification to, persons who served as directors and officers of FFVA Financial and its Subsidiary on or before the Closing Date of the Merger with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Closing Date of the Merger in accordance with and subject to the requirements and other provisions of One Valley's Articles of Incorporation and Bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as One Valley is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such to One Valley.

         5.22 Employee Benefits. Each of One Valley's employee benefit plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable state law (including without limitation state insurance law) and in accordance with its terms. All reports required by any governmental agency with respect to each such employee benefit plan has been timely and properly filed and to the extent required furnished to the participants in such plan. One Valley has paid all costs, benefits, premiums and any other amounts coming due in connection with the employee benefit plans and no accumulated funding deficiency, as defined in ss.302(a)(2) of ERISA, exists with respect to any employee benefit plan. One Valley has not engaged in a transaction that would subject One Valley to any tax, penalty or liability for prohibited transactions imposed by ERISA or by ss.4975 of ERISA. One Valley has not engaged in any transaction in violation of ss.406(a) or ss.406(b) of ERISA (for which no exemption exists under ss.408 of ERISA).

         5.23 Environmental Matters. One Valley is, and has been, in substantial compliance with all environmental laws and regulations, and there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, or, to the knowledge of One Valley, threatened, before any court, governmental agency or board or other forum against One Valley for alleged noncompliance with, or liability under, any environmental law or relating to the release into the environment of any hazardous material or oil.

         5.24 Shareholder Approval. One Valley will take, in accordance with applicable law or NYSE rules and its Articles of Incorporation and Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and any other appropriate matters to be approved by its shareholders for consummation of the Merger (including any adjournment or postponement) as promptly as practicable after the registration statement is declared effective. Except to the extent that its Board of Directors concludes after receipt of legal advice from its counsel that its fiduciary duties require otherwise, its Board of Directors shall recommend such approval and it shall take all reasonable, lawful action to solicit such approval by its shareholders.

                                    SECTION 6
                        INVESTIGATION AND CONFIDENTIALITY

         6.1 Investigation. Prior to the Closing Date, either party may directly and through its representatives, make such reasonable investigation of the assets and business of the other party and its subsidiaries as deemed necessary or advisable. Each party and its representatives shall have, at reasonable times after the date of execution hereof, during normal business hours and upon reasonable request, full access to the premises and to all the relevant and material books and records of the other party and its subsidiaries.

         6.2 Confidentiality. One Valley and FFVA Financial each agree to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to FFVA Financial or One Valley (as the case may be) by which it may come to know or which may come into its possession during the course of its investigation in connection with the transaction contemplated hereby, of FFVA Financial or One Valley, as the case may be, and, if the Merger contemplated hereby are not consummated for any reason, One Valley agrees promptly to return to FFVA Financial (and FFVA Financial to One Valley) all written proprietary material furnished in connection with such investigation; and thereafter all such information shall continue to not be disclosed by One Valley and FFVA Financial and their directors, officers, employees, or advisors to third parties without One Valley's or FFVA Financial's written consent, as the case may be.

                                    SECTION 7
                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Other than Section 5.21 hereof, the representations and warranties included or provided herein shall not survive the Closing Date.

                                    SECTION 8
                       CONDITIONS PRECEDENT; CLOSING DATE

         8.1 Conditions Precedent. The consummation of this Agreement and the Merger is conditioned upon the following:

              (a) The shareholders of FFVA Financial and One Valley shall have approved this Agreement and any required charter amendments by such vote as may be required by law or the rules of any stock exchange;


              (b) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

              (c) The Federal Reserve, the State Corporation Commission of the Commonwealth of Virginia, and the Board of Banking and Financial Institutions of the State of West Virginia shall have approved the acquisition of control of FFVA Financial and Subsidiary by One Valley;

              (d) The Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Securities and Exchange Commission. All state securities and "blue sky" permits or approvals required (in the opinion of One Valley) to carry out the transactions contemplated by this Agreement shall have been received;

              (e) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;

              (f) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

              (g) Unless waived by One Valley, the approvals referred to in subparagraphs (b), (c) and (d) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by One Valley, FFVA Financial, and their respective subsidiaries, taken as a whole, and shall not have imposed any other condition which One Valley reasonably deems to be materially disadvantageous or burdensome;

              (h) Unless waived by One Valley, the representations and warranties of FFVA Financial contained in this Agreement shall be correct on and as of the Closing Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FFVA Financial, and FFVA Financial shall have performed in all material respects all its obligations and agreements hereunder theretofore to be performed by it; and One Valley shall have received on the Closing Date an appropriate certificate to the foregoing effect dated the Closing Date and executed on behalf of FFVA Financial by one or more appropriate executive officers of FFVA Financial;

              (i) Unless waived by FFVA Financial, the representations and warranties of One Valley contained in this Agreement shall be correct on and as of the Closing Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties, results of operations or prospects of One Valley, and One Valley shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it; and FFVA Financial shall have received on the Closing Date an appropriate certificate to the foregoing effect dated the Closing Date and executed on behalf of One Valley by one or more appropriate executive officers;

              (j) One Valley shall have received from legal counsel to FFVA Financial a written opinion pertaining to the transactions herein provided for, dated the Closing Date, in form and substance acceptable to counsel for One Valley, and FFVA Financial shall have received from legal counsel to One Valley a customary written opinion pertaining to the transactions herein provided for, dated the Closing Date, in form and substance acceptable to counsel for FFVA Financial;

              (k) Unless waived by One Valley, One Valley shall have received an opinion of Sullivan & Cromwell, special counsel to One Valley, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from FFVA Financial, One Valley and shareholders of FFVA Financial;

              (l) Unless waived by FFVA Financial, FFVA Financial shall have obtained an opinion of counsel to the effect that, as to each holder of FFVA Financial common stock who receives One Valley common stock in exchange for his or her FFVA Financial common stock, no gain will be recognized by such shareholder on such exchange; the basis of the One Valley common stock to be received by such FFVA Financial shareholders will be the same as the basis of the FFVA Financial common stock surrendered in exchange therefor; and the holding period of the One Valley common stock to be received by such FFVA Financial shareholders includes the holding period of the FFVA Financial common stock surrendered in exchange therefor, provided their FFVA Financial common stock was held as a capital asset at the time of the exchange;

              (m) FFVA Financial shall have delivered to One Valley a list of all persons known to FFVA Financial who may be deemed to be "affiliates" of FFVA under Rule 145 of the Securities Act of 1933, as amended, and shall use its best efforts to cause each affiliate to deliver to One Valley prior to the Closing Date a letter substantially in the form attached hereto as Exhibit B;

              (n) Unless waived by One Valley, FFVA Financial shall have issued up to 750,000 shares of its common stock held as authorized but unissued shares;

              (o) The shares of One Valley common stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

              (p) The Board of Directors of FFVA Financial shall have received an opinion at the time of the mailing of the proxy statement to the FFVA Financial shareholders from Sandler O'Neill & Partners, L.P., to the effect that as of the day of the mailing of such proxy statement that the consideration to be received by the holders of FFVA Financial common stock in the Merger is fair to such holders from a financial point of view.

         8.2 Closing Date. The time and date of closing (the "Closing Date") shall be selected by One Valley and shall be within thirty (30) days of approvals of this Agreement by the shareholders of FFVA Financial or the receipt of all of the approvals (including any statutory waiting periods) referred to in
Section 8.1(b), (c), (d), (e) and (f), whichever is later. One Valley shall cause the Articles of Merger with respect to the Merger to be filed with the Secretary of State of West Virginia and of the Commonwealth of Virginia.

                                    SECTION 9
                            TERMINATION OF AGREEMENT

         9.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of FFVA Financial:

              (a) By mutual consent of FFVA Financial and One Valley;

              (b) By One Valley if there has been a material misrepresentation or breach of warranty in the representations and warranties of FFVA Financial set forth herein, or by FFVA Financial if there has been a material misrepresentation or breach of warranty in the representations and warranties of One Valley set forth herein, which material misrepresentation or breach of warranty has not been cured to the satisfaction of the non-breaching party within 30 days thereof;

              (c) By either FFVA Financial or One Valley upon written notice to the other, if the Closing Date does not occur on or before midnight on October 1, 1998;

              (d) By either FFVA Financial or One Valley if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

              (e) In the event that the Disclosure Schedule or One Valley's investigation of FFVA Financial and Subsidiary discloses matters which One Valley in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of FFVA Financial (without giving effect to the Disclosure Schedule) or (ii) in the reasonable judgment of the Board of Directors of One Valley either (A) to be of such significance as to materially and adversely affect the financial condition or results of operations of FFVA Financial and the Subsidiary, taken as a whole, or
(B) to deviate materially and adversely from the financial statements for the year ended December 31, 1996, of FFVA Financial, the Board of Directors of One Valley may elect to terminate this Agreement by giving notice of termination to FFVA Financial within or at the end of the 30 day period following the date of the delivery by FFVA Financial to One Valley of the Disclosure Schedule; provided, however, that actions taken by FFVA Financial as contemplated in this Agreement concerning the FFVA ESOP, FFVA Retirement Plan, or the Stock Option Plan shall not trigger One Valley's right to terminate hereunder or otherwise violate any term of this Agreement and that matters or items disclosed in material reviewed by One Valley prior to the execution hereof as listed in a pre-signing disclosure letter may not serve as a basis for any right of One Valley to terminate hereunder;

              (f) In the event that FFVA Financial's investigation of One Valley and its subsidiaries discloses matters which FFVA Financial in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of One Valley or (ii) in the reasonable judgment of the Board of Directors of FFVA Financial either (A) to be of such significance as to materially and adversely affect the financial condition or results of operations of One Valley and its subsidiaries taken as a whole, or
(B) to deviate materially and adversely from the financial statements for the year ended December 31, 1996, of One Valley, the Board of Directors of FFVA Financial may elect to terminate this Agreement by giving notice of termination to One Valley within or at the end of the 30 day period following the date of this Agreement; provided, however that matters or items disclosed in material reviewed by FFVA Financial prior to the execution hereof as listed in a pre-signing disclosure letter may not serve as a basis for any right of FFVA Financial to terminate hereunder;

              (g) By One Valley in accordance with the provisions of Section 4.22(e);

              (h) By One Valley in the event FFVA Financial fails to execute the Option Agreement specified in ss.4.22(k) of this Agreement within twenty-four hours following the execution of this Agreement;

              (i) By FFVA Financial at any time during the five-day period commencing after the Determination Date if both of the following conditions are satisfied:

                  (1) the Converted Value shall be less than $36.54; and

                  (2) (i) the quotient obtained by dividing the Closing Value by $40.94 (such number being referred to herein as the "One Valley Ratio") shall be less than (ii) 90% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

subject, however, to the following three sentences. If FFVA Financial determines not to consummate the Merger pursuant to this Subsection, it shall give prompt written notice of election to terminate to One Valley, which notice may be withdrawn at any time prior to the close of the ten-day period commencing after the Determination Date. During the five-day period commencing with its receipt of such notice, One Valley shall have the option to elect to increase the Fixed Exchange Ratio to a number such that the Converted Value is no less than $36.54. The election contemplated by the preceding sentence shall be made by giving notice to FFVA Financial of such election and the revised Fixed Exchange Ratio, whereupon no termination shall have occurred pursuant to this Subsection and this Agreement shall remain in effect in accordance with its terms (except as the Fixed Exchange Ratio shall have been so modified), and any references in this Agreement to "Fixed Exchange Ratio" shall thereafter be deemed to refer to the Fixed Exchange Ratio as adjusted pursuant to this Subsection. If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until the fifth business day following the close of such five-day period.

         For purposes of this Subsection, the following terms shall have the meanings indicated:

         "Converted Value" shall mean the product of the Closing Value multiplied by the Fixed Exchange Ratio of 1.05.

         "Closing Value" shall mean the average of the closing prices per share of the One Valley common stock on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal) for the ten trading days (determined by excluding days on which the NYSE is closed) immediately preceding the Determination Date (the tenth day to be determined by counting the day preceding the Determination Date as the first day).

         "Determination Date" shall mean the tenth calendar day preceding the date designated by One Valley as the Closing Date.

         "Index Group" shall mean the nineteen (19) bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirior's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 19 bank holding companies and the weights attributed to them as follows:


-------------- ----------------------------------------------------------------
                         Bank Holding Companies                  % Weighting
-------------- ----------------------------------------------------------------
FMER           FirstMerit Corp.                                      10.48%
-------------- ----------------------------------------------------------------
FVB            First Virginia Banks Inc.                              8.26%
-------------- ----------------------------------------------------------------

-------------- ----------------------------------------------------------------
KSTN           Keystone Financial Inc.                                8.16%
-------------- ----------------------------------------------------------------
NCBC           National Commerce Bancorp.                             8.00%
-------------- ----------------------------------------------------------------
FULT           Fulton Financial Corp.                                 7.56%
-------------- ----------------------------------------------------------------
PFGI           Provident Financial Group Inc.                         6.92%
-------------- ----------------------------------------------------------------
VLY            Valley National Bancorp                                6.66%
-------------- ----------------------------------------------------------------
BNK            CNB Bancshares Inc.                                    5.34%
-------------- ----------------------------------------------------------------
WILM           Wilmington Trust Corp.                                 5.30%
-------------- ----------------------------------------------------------------
RIGS           Riggs National Corp.                                   4.79%
-------------- ----------------------------------------------------------------
HUBC           HUBCO Inc.                                             4.45%
-------------- ----------------------------------------------------------------
OLDB           Old National Bancorp                                   4.37%
-------------- ----------------------------------------------------------------
CBC            Centura Banks Inc.                                     4.17%
-------------- ----------------------------------------------------------------
SUSQ           Susquehanna Bancshares Inc.                            3.55%
-------------- ----------------------------------------------------------------
CCB            CCB Financial Corp.                                    3.27%
-------------- ----------------------------------------------------------------
FMBI           First Midwest Bancorp Inc.                             2.64%
-------------- ----------------------------------------------------------------
FFBC           First Financial Bancorp.                               2.61%
-------------- ----------------------------------------------------------------
FCNCA          First Citizens BancShares Inc.                         2.00%
-------------- ----------------------------------------------------------------
PRK            Park National Corp.                                    1.49%
                                                                 --------------
-------------- ----------------------------------------------------------------
               Total                                                100.00%
                                                                 ==============
-------------- ----------------------------------------------------------------

         "Index Price" on a given date shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group (determined as provided with respect to the Determination Value).

         "Starting Date" shall mean the date prior to the date of this Agreement.

          If any company belonging to the Index Group or One Valley declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or One Valley and any calculations hereunder shall be appropriately adjusted for the purposes of applying this Subsection.

         9.2 Effect of Termination; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 9.1, all further obligations of One Valley and FFVA Financial under this Agreement shall terminate (other than this Section 9.2 and Sections 6.2, 9.3, 18.2, 18.3, and 18.4 hereof, all of which shall remain in full force and effect) without further liability of the parties to one another, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

         9.3 Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall forthwith deliver to the other all documents, work papers and other material obtained from it relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 6 hereof, and will take reasonable steps to have any information so obtained kept confidential.

                                   SECTION 10
                            MEETINGS OF SHAREHOLDERS

         FFVA Financial and One Valley shall each take all steps necessary to call and hold a special meeting of shareholders, in accordance with applicable law and the respective Certificate of Incorporation, Restated Articles of Incorporation, and Bylaws of each of them, as soon as practicable for the purpose of submitting this Agreement and, in the case of FFVA Financial, the

Articles Amendment, to its shareholders for their consideration and approval. FFVA Financial and One Valley will each prepare and send to its shareholders for purposes of such meetings a proxy statement, which will be in the form contained in the Registration Statement on Form S-4, or any amendments thereto, prepared and filed by One Valley (the "Proxy Statement"). The Boards of Directors of FFVA Financial and One Valley will each recommend shareholder approval of this Agreement and will not withdraw such recommendation unless such Board of Directors concludes (after receipt of legal advice from its counsel) that the fiduciary duties such persons owe to the shareholders of FFVA Financial or One Valley, respectively, require otherwise.

                                   SECTION 11
                                OTHER AGREEMENTS

         11.1 Post-Merger Operation of the Bank. Upon the Closing Date or as soon thereafter as is practicable, it is anticipated that the Bank will be merged into and become a part of One Valley Bank - Central Virginia, National Association.

         11.2 Directors of the Bank. The directors of the Bank on the Closing Date shall be elected to the Board of Directors of One Valley Bank - Central Virginia, National Association, and shall hold office as prescribed in the Bylaws and applicable law until their successors shall have been elected and shall qualify. Directors' fees of those directors shall not be changed for the first eighteen months following the Closing Date, but thereafter all policies applicable to directors of One Valley generally (including board fees and mandatory retirement) shall apply; provided, however, that the mandatory retirement policy shall be implemented incrementally so as to require the retirement of not more than two of the former FFVA Financial directors in any one year.

         11.3 Director of One Valley. Promptly after the Closing Date, One Valley shall, by action of its Board of Directors, elect James L. Davidson, Jr., and one other additional person to be designated by FFVA Financial, as members of the Board of Directors of One Valley, each for a term expiring on the date of the next Annual Meeting of Shareholders of One Valley. In addition, at its Annual Meeting of Shareholders to be held in April, 1999, One Valley shall nominate and recommend James L. Davidson, Jr., and one other additional person to be designated by FFVA Financial, each for a three-year term as members of the Board of Directors of One Valley.

                                   SECTION 12
                                  BROKERS, ETC.

         FFVA Financial represents and warrants to One Valley, that no broker, or finder, or financial analyst except Sandler O'Neill & Partner, L.P., pursuant to an agreement previously provided to One Valley, has been employed by FFVA Financial or its Subsidiary, or is entitled to a fee, commission or other compensation from FFVA Financial or its Subsidiary, with respect to this Agreement or the transactions contemplated hereby. One Valley represents and warrants to FFVA Financial, that no broker, or finder, or financial analyst except Merrill Lynch, Pierce, Fenner & Smith, Incorporated, has been employed by One Valley, or is entitled to a fee, commission or other compensation from One Valley, with respect to this Agreement or the transactions contemplated hereby.

                                   SECTION 13
                     GOVERNING LAW; SUCCESSORS AND ASSIGNS;
                         COUNTERPARTS; ENTIRE AGREEMENT

         This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding when one or more counterparts shall have been signed and delivered; and (d) embodies the entire agreements and understandings between FFVA Financial and One Valley relating to the subject matter hereof. One Valley shall not enter into any agreement providing for the acquisition of One Valley unless in connection with such acquisition the entity effecting such acquisition agrees to assume One Valley's obligations under this Agreement.

                                   SECTION 14
                               EFFECT OF CAPTIONS

         The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.


                                   SECTION 15
                                  SEVERABILITY

         The Parties expressly agree that it is not the intention of any party to violate any public policy, law, rule, regulation, treaty or decision of any government or agency thereof of any state or country. If any provision of this Agreement is judicially or administratively interpreted to be in violation of any such provision in any state or country, such provisions, sentences, words, clauses or combination thereof shall be inoperative in each such state or country; and the remainder of this Agreement shall remain binding upon the parties hereto in each such state or country with this Agreement as a whole unaffected elsewhere.

                                   SECTION 16
                                     NOTICES

         Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, addressed as follows:

                  To FFVA Financial:

                  FFVA Financial Corporation
                  925 Main Street
                  Lynchburg, Virginia  24504
                  Attention:  James L. Davidson, Jr., President and CEO


                  With a copy to:

                  Charles E. Sloane, Esquire
                  Malizia, Spidi, Sloane & Fisch, P.C.
                  One Franklin Square
                  1301 K. Street, N.W., Suite 700 East
                  Washington, DC  20005


                  To One Valley:

                  One Valley Bancorp, Inc.
                  One Valley Square
                  P. O. Box 1793
                  Charleston, West Virginia  25326
                  Attention:  J. Holmes Morrison

                  With a copy to:

                  Merrell S. McIlwain, Esquire
                  One Valley Bancorp of West Virginia, Inc.
                  One Valley Square
                  P. O. Box 1793
                  Charleston, West Virginia  25326
or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

                                   SECTION 17
                                   AMENDMENTS

         This Agreement may be amended by the written agreement of One Valley and FFVA Financial and without the approval of the shareholders before or after the meeting of shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that if amended after such meeting of shareholders, no such amendment shall be materially adverse to the shareholders of FFVA Financial.


                                   SECTION 18
                                    EXPENSES

         18.1 General. Except as otherwise provided herein, each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith; provided, however, that One Valley shall bear the full expense of the printing and mailing of the proxy statement to be used in connection with the special meeting of shareholders referenced in Section 10.

         18.2 Expenses of One Valley. FFVA Financial hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by One Valley pursuant to Sections 9.1(b) or 9.1(e) as a result of a willful breach by FFVA Financial, FFVA Financial shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of One Valley. "Expenses of One Valley" as used in this Section 18.2 shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of One Valley (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to One Valley and its Affiliates) incurred by it or on its behalf in connection with its preparations regarding the transactions contemplated by this Agreement.

         18.3 Expenses of FFVA Financial. One Valley hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by FFVA Financial pursuant to Section 9.1(b) or 9.1(f) as a result of a willful breach by One Valley, One Valley shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of FFVA Financial. For purposes of this Section 18.3, the "Expenses of FFVA Financial" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to FFVA Financial and its Affiliates) incurred by it or on its behalf in connection with its preparations regarding the transactions contemplated by this Agreement.

         18.4 Termination Fee. (a) FFVA Financial hereby agrees to pay One Valley and One Valley shall be entitled to payment of, a fee (the "Termination Fee") of $3.5 million following the occurrence of a Fee Event (as defined below), provided that One Valley shall have sent written notice of such entitlement within 90 days after One Valley actually becomes aware of such occurrence. Such payment shall be made in immediately available funds within five business days after delivery of a notice from One Valley requesting such payment. The right to receive the Termination Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Fee Event: (i) the Closing Date, (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Fee Event (as defined below), except termination by One Valley pursuant to Section 9.1(b) or
Section 9.1(g), (iii) termination of this Agreement following the occurrence of a Preliminary Fee Event and the passage of 18 months after such termination; or
(iv) termination of the Agreement by One Valley pursuant to Section 9.1(b) or
Section 9.1(g) and the passage of 18 months after such termination.

         (b) The term "Preliminary Fee Event" shall mean any of the following events or transactions occurring after the date hereof:

              (1) FFVA Financial or its Subsidiary without having received One Valley's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in
Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) other than One Valley or any of its subsidiaries or affiliates or the Board of Directors of FFVA Financial shall have approved, recommended, publicly proposed or publicly announced an intention to authorize, recommend, propose or accept any Acquisition Transaction with any person other than One Valley or any of its subsidiaries or affiliates. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or similar transaction, involving FFVA Financial or the Bank, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of FFVA Financial or the Bank, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of FFVA Financial or the Bank; provided that the term "Acquisition Transaction" does


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not include any internal merger or consolidation involving only FFVA Financial and its Subsidiary;

              (2) (A) any person (other than One Valley or any of its subsidiaries or affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding FFVA Financial common stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act), or (B) any group (as such term "group" is defined in Section 13(d)(3) of the Securities Exchange Act), other than a group of which any of One Valley or any of its subsidiaries or affiliates is a member, shall have been formed that beneficially owns 10% or more of FFVA Financial common stock then outstanding;

              (3) any person other than One Valley or any of its subsidiaries or affiliates shall have made a bona fide proposal to FFVA Financial or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in a Acquisition Transaction (including, without limitation, any situation in which any person other than One Valley or any of its subsidiaries or affiliates shall have commenced (as the term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to, a tender offer or exchange offer to purchase any FFVA Financial common stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding FFVA Financial common stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

              (4) after a proposal is made by a third party to FFVA Financial or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to


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FFVA Financial to make such a proposal if this Agreement terminates, FFVA
Financial shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle One Valley to terminate this Agreement under Section 9.1(b) (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger); or

         (5) the holders of FFVA common stock shall not have approved this Agreement at the meeting of shareholders set forth in Section 10 hereof or the meeting of shareholders shall not have been held or shall have been canceled prior to termination of this Agreement, in each case only after any person (other than One Valley or any of its subsidiaries or affiliates) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act of 1933, as amended, with respect to an Exchange Offer.

              (c) The term "Fee Event" shall mean either of the following events or transactions occurring after the date hereof:

              (1) the acquisition by any person, other than One Valley or any of its subsidiaries or affiliates, alone or together with such person's affiliates and associates, or group (as defined in Section 13(d)(3) of the Securities Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of FFVA Financial common stock; or

              (2) the occurrence of a Preliminary Fee Event described in clause
(b)(1) above, except that the percentage referred to in clause (C) shall be 30% or more of the outstanding shares of FFVA Financial common stock.


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                                   SECTION 19
                AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

         FFVA Financial and One Valley each agree to use their reasonable best efforts to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, One Valley and FFVA Financial have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first written above.


                                ONE VALLEY BANCORP, INC.

                                By____________________________________________
                                     Its President and Chief Executive Officer


                                FFVA FINANCIAL CORPORATION

                                By____________________________________________
                                     Its President and Chief Executive Officer


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